SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ENDWAVE CORPORATION
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ENDWAVE CORPORATION
990 Almanor Avenue
Sunnyvale, CA 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2002

TO THE STOCKHOLDERS OF ENDWAVE CORPORATION:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Endwave Corporation, a Delaware corporation (the “Company”), will be held on Friday, May 31, 2002, at 10:00 a.m. local time, at its corporate headquarters at 990 Almanor Avenue, Sunnyvale, California, for the following purposes:

1.	To elect two directors to hold office until the 2005 Annual Meeting of Stockholders;

2.
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) pursuant to which every              shares of outstanding Common Stock would be reclassified into one share of Common Stock.

3.	To ratify the selection of Ernst & Young LLP as independent public auditors of the Company for its fiscal year ending December 31, 2002; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 19, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By	Order of the Board of Directors

Julianne M. Biagini
Corporate Secretary

Sunnyvale, California
April [    ], 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

ENDWAVE CORPORATION
990 Almanor Avenue
Sunnyvale, CA 94085

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
May 31, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Endwave Corporation, a Delaware corporation (the “Company” or “Endwave”), for use at the Annual Meeting of Stockholders to be held on May 31, 2002, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at its corporate headquarters at 990 Almanor Avenue, Sunnyvale, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 26, 2002 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of shares of the Company’s Common Stock at the close of business on April 19, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 19, 2002, the Company had outstanding and entitled to vote [                    ] shares of Common Stock. Each holder of record of the Company’s Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 2, broker non-votes are counted towards establishment of the required quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as a negative vote.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office at 990 Almanor Avenue, Sunnyvale, California 94085, Attention: Secretary, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 25, 2002. Stockholders who wish to submit a stockholder’s proposal or a nomination for director that is not to be included in the Company’s proxy statement and proxy for the 2002 Annual Meeting must ensure that such proposal or nomination is delivered to, or mailed and received at the Company not later than March 3, 2003, nor earlier than February 1, 2003. Stockholders are also advised to review the Company’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Proposal 1

Election of Directors

The Company’s Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes with each class having a three-year term. Vacancies on the Board may be filled by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of six members. There are two in the class whose term of office expires in 2002. One nominee for election to this class, Mr. Robert Pavey is a director of the Company who was previously appointed by the Board of Directors of the Company prior to the closing of the Company’s initial public offering on October 20, 2000. The other nominee for election to this class, Mr. Randolph Blotky, was nominated and elected to the Board of Directors on October 16, 2001 following the resignation on September 12, 2001 of Mr. Wes Bush, a member of the Board of Directors from March 2000 until his resignation. If elected at the Annual Meeting, each of the nominees would serve until the 2005 annual meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. The age specified for each director is as of March 31, 2002.

Nominees for Election for a Three-Year Term Expiring at the 2005 Annual Meeting

Randolph Blotky

Mr. Blotky, age 56, has served as a director of Endwave since October 2001. Since July 2001, Mr. Blotky has served as the Chairman and Chief Executive Officer of Technology Convergence Partners LLC, a California company. From 1992 to 2001, Mr. Blotky served as the Senior Executive President and then Executive Worldwide Consumer Products, Warner Bros., a media and entertainment company. Prior to working for Warner Bros., Mr. Blotky held various executive positions in the media and entertainment industry at MGM/UA, United Artists Television and CBS. Mr. Blotky holds a B.S. in engineering physics from the University of California Berkeley, attended graduate school in astro physics at Massachusetts Institute of Technology, and holds a law degree from the University of California Los Angeles School of Law.

Robert D. Pavey

Mr. Pavey, age 59, has served as a director of Endwave since May 1994. Mr. Pavey has served as a General Partner of Morgenthaler Ventures, a venture capital firm, since 1969. Mr. Pavey holds a B.A. in physics from The College of William and Mary, an M.S. in metallurgy from Columbia University, and an M.B.A. from Harvard Business School. Mr. Pavey serves as a member of the board of directors of Entivity, Ignis Optics, Lamina Ceramics, LightChip, Lightwave Microsystems, Paratek Microwave and VSK Photonics.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 2003 Annual Meeting

Edward A. Keible, Jr.

Mr. Keible, age 58, has served as the Company’s President and Chief Executive Officer and as a director since January 1994. From 1973 until 1993, Mr. Keible held various positions at Raychem Corporation, a manufacturer of electrical and electronic products, culminating in the position of Senior Vice President with specific oversight of Raychem’s International and Electronics Groups. Mr. Keible has been awarded three patents in the fields of electronics and communications. Mr. Keible holds a B.A. in engineering sciences and a B.E. and an M.E. in materials science from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Keible currently serves on the national board of directors of the American Electronics Association.

Edward C.V. Winn

Mr. Winn, age 63, has served as a director of Endwave since July 2000. From March 1992 to January 2000, Mr. Winn served in various capacities with TriQuint Semiconductor, Inc., a semiconductor manufacturer, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer. Previously, Mr. Winn served in various capacities with Avantek, Inc., a microwave component and subsystem manufacturer, most recently as Product Group Vice President. Mr. Winn received a B.S. in Physics from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School. Mr. Winn serves as a member on the board of directors of OmniVision Technologies, Inc. and NASSDA Corp.

Directors Continuing in Office Until the 2004 Annual Meeting

Esfandiar Lohrasbpour

Dr. Lohrasbpour, age 49, has served as director of Endwave since April 1999. Dr. Lohrasbpour is a Managing Director with INVESCO Private Capital, a money management firm he joined in 1998. Dr. Lohrasbpour focuses on technology investments primarily with a communication orientation. Prior to joining INVESCO, he worked for AT&T from 1982 until 1998. Dr. Lohrasbpour holds a B.A. in mathematics from Berea College, an M.S. in operations research from the University of North Carolina at Chapel Hill and a Ph.D. in operations research from the School of Engineering at the University of California, Los Angeles.

Carol Herod Sharer

Ms. Sharer, age 51, has served as a director of Endwave since April 2001. Ms. Sharer is Chief Executive Officer of McKinley Marketing Partners, Inc., a company she helped found, and has held such position since 1996. From 1993 to 1995, Ms. Sharer was an independent contractor, working primarily with regional Bell operating companies. From 1991 to 1993 Ms. Sharer held various positions at MCI, most recently as Senior Vice President for Program Management and Planning. Ms. Sharer holds a B.A. in Economics from Florida International University and an MBA from George Washington University with a concentration in finance.

Board Committees and Meetings

During the fiscal year ended December 31, 2001, the Board of Directors held 16 meetings. From time to time the Board of Directors also acts by unanimous written consent. The Board has standing Audit and Compensation Committees, and does not have a standing nominating committee.

During fiscal 2001, each Board member attended 75% or more of the aggregate of the meetings of the Board and the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

The Compensation Committee makes recommendations concerning salaries and incentive compensation for the Company’s executive officers, awards stock options and stock bonuses to eligible executives, employees and consultants under the Company’s 2000 Equity Incentive Plan (the “2000 Plan”), and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 2001, the Compensation Committee was initially composed of two non-employee directors: Mr. Pavey, Chairman of the Committee, and Mr. Bush. In September 2001, Mr. Bush resigned as a member of the Board and the Compensation Committee and in October 2001 Ms. Sharer was elected and appointed to the committee. The Compensation Committee met three times during fiscal 2001.

The Audit Committee’s responsibilities include the following: to meet with the Company’s independent auditors at least annually to review the scope and results of the annual audit; recommend to the Board the independent auditors to be retained for the Company; and receive and consider the auditors’ comments as to internal controls, accounting staff, management performance, and procedures performed and results obtained in connection with the audit. During fiscal 2001, the Audit Committee was composed of three directors: Dr. Lohrasbpour, Chairman of the Committee, Mr. Winn, and Mr. Pavey. All current members of the Audit Committee are independent directors (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Audit Committee met four times during fiscal 2001.

Proposal 2

Approval of Reverse Stock Split

Background

Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have stockholders’ equity of at least $10 million and our common stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally at least 400 persons must own at least 100 shares and our common stock must have a minimum bid price of at least $1.00 per share.

Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq National Market. If a de-listing were to occur, and our common stock does not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets and not as broad a market as the Nasdaq National Market.

On April     , 2002, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 90 calendar days ending                     , 2002, our common stock would be de-listed at that time. In response to this notice, the Company proposes that a 1-for-     reverse stock split be implemented for the purpose of increasing the market price of our common stock above the Nasdaq minimum bid requirement. In addition, the Company must maintain compliance with all requirements for continued listing on the Nasdaq National Market, including the $5 million market value of public float requirement. At March 31, 2002, the market value of our public float was approximately $16 million, based on the closing price of $0.84 on March 28, 2002, the last trading day prior to March 31, 2002. Assuming no further issuances of stock, following the reverse split, the number of shares included in the public float would decrease from approximately 19 million to approximately                     . Accordingly, our common stock would need to trade at or above approximately $             after the reverse split in order to comply with the Nasdaq continued listing criteria. There is no assurance that the Company will meet the continued listing requirements following the split or that, even if the continued listing requirements are met, that the Company’s common stock will continue to be traded on the Nasdaq National Market.

If the Company is unable to meet the Nasdaq National Market requirements, the common stock may be transferred to the Nasdaq SmallCap Market. In order for our common stock to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we would be required to have stockholder’s equity of at least $2.5 million or a market capitalization of at least $35 million or net income (in the latest fiscal year or two of the three last fiscal years) of at least $500,000 and our common stock must have a public float of at least $1 million. Additionally, at least 300 persons must own at least 100 shares, and our common stock must have a minimum bid price of at least $1.00 per share. If we were not able to meet these requirements for listing on the Nasdaq SmallCap Market, our common stock would trade in the “pink sheets.”

The Board of Directors considered the potential harm to the Company of a de-listing from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq’s minimum bid price listing standard. Accordingly, the Board adopted resolutions, subject to approval by our stockholders, to amend our Amended and Restated Certificate of Incorporation to: (i) effect a 1-for-     stock combination (reverse stock split) of our outstanding shares of common stock and (ii) aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. The reverse split will not change the par value of common stock or preferred stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00.

Board discretion to implement reverse split

If the reverse split is approved by the stockholders of the Company, the reverse split will be effected, if at all, only upon a determination by the Board of Directors, after consultation with its financial advisors, that the reverse split is in the best interests of the Company and its stockholders at that time. Such determination will be based upon certain factors, including but not limited to the then-current price of the Company’s common stock, existing and expected marketability and liquidity of the common stock, prevailing market conditions and the likely effect on the market price of the common stock. Notwithstanding approval of the reverse split by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect the reverse split prior to the 2002 Annual Meeting of Stockholders.

Purpose and material effects of proposed reverse split

One of the key requirements for continued listing on the Nasdaq National Market or SmallCap Market is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. We also believe that the higher share price could help generate interest in Endwave among investors. Furthermore, we believe that maintaining our Nasdaq National Market listing, if possible, may provide us with a broader market for our common stock.

However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our common stock after the reverse split will rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. There can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq National Market, including the minimum public float requirement.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. Although the reverse split will not affect any stockholder’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares), the number of authorized shares of common stock will not be reduced and will increase the ability of the Board to issue such authorized and unissued shares without further stockholder action. This issuance of such additional shares, if such shares were issued, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Amended and Restated Certificate of Incorporation or Bylaws.

The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from approximately 35.6 million shares as of March 31, 2002 to approximately shares, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-             of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to      times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance in our 2000 Equity Incentive Plan, 2000 Non-Employee Director Stock Option Plan, and our 2000 Employee Stock Purchase Plan will be reduced to one-             of the number of shares currently included in each such plan.

The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to one-             of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the aggregation and sale of fractional shares as described above. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Certain effects of the reverse split

Stockholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by     ). While we expect that the reverse split will result in an increase in the market price of our common stock, there can be no assurance that the reverse split will increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of Endwave who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

Procedure for effecting reverse split and exchange of stock certificates

If the reverse split is approved by our stockholders and the Board of Directors has determined to effect the reverse split, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse split will become effective on the date of filing the Certificate of Amendment, which we will refer to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares. The text of the proposed amendment to the Amended and Restated Certificate of Incorporation is set forth in Appendix A to this proxy statement.

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Fractional shares

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead we will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse split shares not evenly divisible by              will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash from the proceeds from the sale of the aggregated fractional shares.

No dissenter’s rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Federal income tax consequences of the reverse split

The following is a summary of important tax considerations of the reverse split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by the Company as a result of the reverse stock split.

Vote Required

The affirmative vote of the holders of a majority of the shares of the common stock, will be required to approve this amendment to the Company’s Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF PROPOSAL 2

Proposal 3

Ratification of Selection of Independent Public Auditors

The Board of Directors has selected Ernst & Young LLP as the Company’s independent public auditors for the fiscal year ending December 31, 2002. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent public auditors is not required by the Company’s By-Laws or other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP as the Company’s independent public auditors for the fiscal year ending December 31, 2002.

Fees for Services Performed by Ernst & Young LLP during Fiscal 2000

Audit Fees.    Fees for the audit of the Company’s financial statements for the year ended December 31, 2001 and review of the financial statements included in the Company’s quarterly report on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 totaled $212,000.

Financial Information Systems Design and Implementation Fees:    The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees:    Other fees billed for services rendered during the fiscal year ended December 31, 2001 were $110,000. Other fees generally includes fees for tax and 401(k) audit services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of March 31, 2002 by: (i) each of the executive officers named in the Summary Compensation Table; (ii) each director; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership(1)
Name and Address	Number of Shares	% of Total(2)
TRW Inc.	13,893,248	39.00%
1900 Richmond Road
Cleveland, OH 44124
Edward A. Keible, Jr.(3)	932,359	2.58%
Donald J. Dodson, Jr.(4)	155,530	*
Julianne M. Biagini(5)	194,490	*
James G. Bybokas(6)	191,240	*
John J. Mikulsky(7)	274,050	*
Randolph Blotky(8)	5,833	*
Carol Herod Sharer(9)	10,833	*
Robert D. Pavey(10)	849,101	2.43%
Edward C.V. Winn(11)	33,176	*
All directors and executive officers as a group (9 persons)(12)	2,664,736	7.26%

*	Less than one percent.
(1)
This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Applicable percentages are based on 35,621,649 shares outstanding on March 31, 2002, adjusted as required by rules promulgated by the Commission.
(3)
Includes 504,547 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 216,747 shares would be subject to a repurchase right by Endwave.

(4)
Includes 149,530 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 82,306 shares would be subject to a repurchase right by Endwave.

(5)
Includes 4,937 shares held in a trust for the benefit of Ms. Biagini’s daughter. Also includes 155,384 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 65,855 shares would be subject to a repurchase right by Endwave.

(6)
Includes 138,740 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 47,104 shares would be subject to a repurchase right by Endwave. Mr. Bybokas’ employment with the Company will be terminated on April 30, 2002.

(7)
Includes 247,269 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 78,662 shares would be subject to a repurchase right by Endwave.

(8)	Includes 5,833 shares issuable upon exercise of options exercisable within 60 days of the date of this table.
(9)	Includes 10,833 shares issuable upon exercise of options exercisable within 60 days of the date of this table.
(10)	Includes 494,071 shares held by Morgenthaler Venture Partners V, 231,830 shares held by Morgenthaler Management Partners III and 5,000 shares held by Morgenthaler Management Partners V. Mr. Pavey, a director of Endwave, is a general partner of Morgenthaler Management Partners which is the manager of Morgenthaler funds. In such capacity, Mr. Pavey may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares owned by the Morgenthaler funds. Mr. Pavey disclaims beneficial ownership of the shares held by the Morgenthaler funds within the meaning of Rule 13d-3 under the Securities Act of 1934. Also includes 80,000 shares held by a Family Partnership. Also includes 18,124 shares issuable upon exercise of options exercisable within 60 days of the date of this table.

(11)	Includes 28,176 shares issuable upon exercise of options exercisable within 60 days of the date of this table.
(12)
See footnotes 3 through 11 above, as applicable. Includes 1,258,436 shares issuable upon exercise of options exercisable within 60 days of the date of this table held by these directors and executive officers. If exercised in full within 60 days of the date of this table, 490,674 of those shares would be subject to a repurchase right by Endwave.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, the Company’s officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements except that Mr. Bybokas filed a report of a purchase of shares of common stock late.

EXECUTIVE COMPENSATION

Compensation of Directors

In April 2001, the Company adopted a policy whereby each non-employee director of the Company would henceforth receive a fee of $1,000 for each board meeting attended, and for each committee meeting attended in person by those board members serving on committees of the board of directors occurring apart from a meeting of the full board. The members of the board of directors are eligible for reimbursement for their travel expenses incurred in connection with attendance at board and committee meetings in accordance with Company policy.

Non-employee directors are eligible to participate in the Company’s 2000 Non-Employee Director Plan (the “Director Plan”) adopted in October 2000. Pursuant to the plan, all non-employee directors are automatically granted an option to purchase 40,000 shares of common stock upon their election to the Company’s board of directors. The Company’s incumbent directors were granted their initial option grants upon consummation of the Company’s initial public offering; however Mr. Winn received his initial grant under the Company’s 2000 Equity Incentive Plan upon election to the Board in July 2000 in lieu of a grant under the Company’s Director Plan upon consummation of the Company’s initial public offering. The Company’s non-employee directors will also be granted an option to purchase an additional 10,000 shares of common stock each year following the date of the Company’s annual stockholder’s meeting, provided that if any non-employee director has not served in that capacity for the entire period since the preceding annual stockholder’s meeting, then the number of shares subject to the annual grant will be reduced, pro rata, for each full quarter the person did not serve during the previous period. All options under this plan expire after ten years and have an exercise price equal to the fair market value on the date of grant. These options vest over four years at the rate of  1/48 of the total grant per month. The Company’s directors are also eligible to participate in the Company’s 2000 Equity Incentive Plan and the Company’s employee directors are eligible to participate in the Company’s 2000 Employee Stock Purchase Plan.

During the last fiscal year, the Company granted options covering 137,500 shares to each non-employee director of the company. Of those options, 27,500 shares were granted at an exercise price of $1.73 per share, 70,000 shares were granted at an exercise price of $2.04 per share, and 40,000 shares were granted at an exercise price of $0.88 per share. The fair market of such common stock on the date of grant was the same as the exercise price per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of March 31, 2002 no options to purchase shares of common stock had been exercised under the Director Plan.

Compensation of Executive Officers

Summary of Compensation

The following table shows, for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999, compensation awarded or paid to or earned by the Company’s Chief Executive Officer and its four other most highly compensated executive officers (the “Named Executive Officers”) for services rendered by them as executive officers of the Company.

Summary Compensation Table

		Annual Compensation(1)			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Securities Underlying Options (#)(4)	All Other Compensation ($)
Edward A. Keible, Jr.	2001	309,161	48,000	2,006	299,110	3,060	(5)
President, Chief Executive Officer	2000	282,500	183,000	671	441,000	223	(5)
and Director	1999	261,250	60,000	671	150,000	—

Julianne M. Biagini	2001	180,874	11,000	1,099	250,240	3,060	(5)
Chief Financial Officer and	2000	134,833	72,393	80	80,000	1,657	(5)
Senior Vice President, Finance and Administration, and Corporate Secretary	1999	113,500	22,000	69	50,000	—

Donald J. Dodson, Jr.(6)	2001	227,346	19,000	1,805	149,530	3,060	(5)
Chief Operating Officer and Senior Vice President	2000	161,667	59,000	176	252,300	2,346	(6)

John J. Mikulsky	2001	211,971	15,000	1,595	265,550	3,060	(5)
Chief Marketing Officer	2000	188,333	87,000	235	100,000	1,433	(5)
and Senior Vice President, Market and Business Development	1999	171,250	35,000	235	62,500	—

James G. Bybokas(7)	2001	172,244	10,000	1,382	55,240	3,060	(5)
Vice President, Product	2000	161,833	62,000	439	80,000	1,985	(5)
Marketing	1999	147,833	24,000	439	50,000	—

(1)
In accordance with rules promulgated by the Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the fiscal year.

(2)	Represents bonuses paid in the calendar year, for prior year results and performance. No bonuses were paid to Named Executive Officers for 2001 results and performance.
(3)	Represents insurance premiums paid by Endwave with respect to group life insurance for the benefit of the named executive officers.
(4)
For fiscal year 2001, includes 132,300, 69,000, 75,690, 75,000, and 24,000 shares underlying Short-Term Options granted to Mr. Keible, Ms. Biagini, Mr. Dodson, Mr. Mikulsky and Mr. Bybokas respectively, in connection with Endwave’s option exchange program, as described more fully in “Stock Option Grants and Exercises.”

(5)	Represents matching contributions paid by Endwave under the Company’s 401(k) plan to the named executive officers.
(6)	Includes $1,375 in matching contributions paid by Endwave under the Company’s 401(k) plan and $971 in relocation payments paid by Endwave.
(7)	Mr. Dodson commenced employment on April 3, 2000.
(8)	Mr. Bybokas’ employment with the Company will terminate on April 30, 2002.

Stock Option Grants and Exercises

The following table sets forth information regarding options granted to each of the Named Executive Officers during the year ended December 31, 2001. The information regarding stock options granted to Named Executive Officers as a percentage of total options granted to employees in 2001 is based on options to purchase a total of 3,656,359 shares that were granted to employees, consultants and directors in 2001, under the Company’s 2000 Equity Incentive Plan. No stock appreciation rights, stock purchase rights or restricted stock awards were granted during 2001.

In September 2001, the Company instituted an option exchange program whereby all employees were given the option to cancel certain previously granted options in exchange for newly granted options on a one-to-one basis (the “Program”). On October 26, 2001, the Company granted under the 2000 Equity Incentive Plan options representing 30% of the cancelled options (the “Short-Term Options”) to those employees who elected to participate in the Program (the “Participants”). One-twelfth of the Short-Term Options vest each month after the date of grant. The Short-Term Options are not exercisable until six months after the date of grant and expire 18 months after the date of grant. Options were granted by the Board of Directors at an exercise price determined by them to be the fair market value of the Company’s common stock as of the date of grant. Options, other than the Short-Term Options, typically vest ratably on a quarterly basis over a four-year period and have a term of ten years.

Option Grants in Fiscal Year 2001

	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name					5%	10%
Edward A. Keible, Jr.	166,810	4.56%	2.94	1/4/11	308,161	780,941
	132,300	3.48%	0.85	4/25/03	8,216	16,630
Julianne M. Biagini	31,240	0.85%	2.94	1/4/11	57,712	146,254
	150,000	4.10%	2.04	4/16/11	192,442	487,685
	69,000	1.89%	0.85	4/25/03	4,453	9,014
Donald J. Dodson, Jr.	73,840	2.02%	2.94	1/4/11	136,410	345,691
	75,690	2.07%	0.85	4/25/03	4,885	9,888
John J. Mikulsky	40,550	1.11%	2.94	1/4/11	74,911	189,840
	150,000	4.10%	2.04	4/16/11	192,442	487,685
	75,000	2.05%	0.85	4/25/03	4,841	9,798
James G. Bybokas	31,240	0.85%	2.94	1/4/11	57,712	146,254
	24,000	0.66%	0.85	4/25/03	1,549	3,135

(1)
Options granted under the 2000 Equity Incentive Plan, if not assumed by the surviving entity, will fully vest upon a change in control, as defined in the Company’s 2000 Equity Incentive Plan. Includes options that were granted in 2001 and were cancelled pursuant to the Program.

(2)
The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually for the entire term of the option and the option is exercised solely on the last day of its term for the appreciated price. These amounts represent certain assumed rates of appreciation less the exercise price, in accordance with the rules of the Commission, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 2001 and the number and value of securities underlying unexercised options held by the named executive officers at December 31, 2001. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company’s Common Stock as of fiscal 2001 year end.

Name	Shares Acquired on Exercise (#)	ValueRealized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)Vested/Unvested(2)	Value of Unexercised in-the-Money Options at Fiscal Year-End ($)Vested/Unvested(3)
Edward A. Keible, Jr.	0	$0.00	178,074 / 326,473	$6,394 / $31,973
Julianne M. Biagini	0	$0.00	48,481 / 106,903	$3,334 / $16,676
Donald J. Dodson, Jr.	0	$0.00	26,457 / 123,073	$3,658 / $18,292
John J. Mikulsky	0	$0.00	120,190 / 127,079	$3,625 / $18,125
James G. Bybokas	25,000	$48,125	67,195 / 71,545	$1,160 / $5,800

(1)	Based on the per share closing market price on the date of exercise.
(2)
Some of the shares are immediately exercisable; however, to the extent shares are purchased prior to their vesting, these shares are subject to repurchase by Endwave at the original exercise price paid per share upon the optionee’s cessation of service prior to vesting.

(3)	Represents the fair market value of the underlying shares of the Company’s Common Stock as of December 31, 2001, less the exercise price.

Ten Year Option Repricings

The following table shows certain information concerning the repricing of options received by executive officers under the Program since the Company’s Initial Public Offering.

Name	Date	Number of Securities Underlying Options Repriced (#)	Market Price of Stock at Time of Repricing ($)	Exercise Price at Time of Repricing ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing
Edward A. Keible, Jr.	10/26/01	132,000	0.85	6.00	0.85	8.625 years
President, Chief Executive Officer and Director	10/26/01	300	0.85	6.00	0.85	8.75 years

Julianne M. Biagini	10/26/01	24,000	0.85	6.00	0.85	8.625 years
Chief Financial Officer and Senior Vice President, Finance and Administration and Corporate Secretary	10/26/01	45,000	0.85	2.04	0.85	9.5 years

Donald J. Dodson, Jr.	10/26/01	75,690	0.85	6.00	0.85	8.625 years
Chief Operating Officer and Senior Vice President

John J. Mikulsky	10/26/01	30,000	0.85	6.00	0.85	8.625 years
Vice President, Product Development	10/26/01	45,000	0.85	2.04	0.85	9.5 years

James G. Bybokas	10/26/01	24,000	0.85	6.00	0.85	8.625 years
Vice President, Sales and Marketing

Employment Agreements

In March 2000, in connection with the Company’s merger with TRW Milliwave, Inc., the Company’s Board of Directors approved a plan providing for the acceleration of vesting, under certain circumstances, of a percentage of the stock options granted to the Company’s officers under the Company’s 1992 Stock Option Plan and 2000 Equity Incentive Plan prorated based on years of employment. Under the plan, an unvested portion of each officer’s stock options under the Company’s 1992 Stock Option Plan and 2000 Equity Incentive Plan becomes vested and exercisable if the Company undergoes a change in control, or the officer is terminated without cause. In addition, severance benefits will be paid to each officer if terminated without cause. Pursuant to a separation agreement entered into with Mr. Bybokas in March 2002, the Company has agreed to make severance payments totaling $90,000 and to accelerate the vesting on certain options held by Mr. Bybokas in accordance with this plan.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Mr. Pavey and Ms. Sharer. Neither Mr. Pavey nor Ms. Sharer is or has been an officer or employee of the Company. No member of the compensation committee of the Company serves as a member of the Company’s Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors.

Report of the Compensation Committee
of the Board of Directors of Endwave Corporation(1)

During fiscal 2001, the Compensation Committee was initially composed of two non-employee directors: Mr. Pavey, Chairman of the Committee, and Mr. Bush. In September 2001, Mr. Bush resigned as a member of the Board and the Compensation Committee and in October 2001 Ms. Sharer was elected and appointed to the Compensation Committee. The Compensation Committee is responsible for, among other things, setting the compensation of executive officers, including any stock based awards to such individuals under the Company’s 2000 Equity Incentive Plan. The Compensation Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer and the other executive officers of the Company based upon a mix of the achievement of corporate goals, individual performance of the executive officers and comparisons with other companies operating in the same industry. The Chief Executive Officer provides recommendations to the Compensation Committee, but is not present during the discussion of his own compensation.

Executive Compensation Principles

The Compensation Committee seeks to compensate executive officers in a manner designed to achieve the primary interest of the Company’s stockholders, namely that of increased stockholder value. In furtherance of this goal, the Compensation Committee determined a compensation package for fiscal 2001 that considered both competitive and performance factors. Annual compensation of executives of the Company is composed of salary, bonus and stock incentives, an approach consistent with the compensation programs of other telecommunications companies. A substantial portion of the cash compensation of each executive officer is contingent upon the achievement of certain performance milestones by the Company and the achievement of individual goals set for each executive officer. Bonuses, therefore, could be substantial, could vary significantly from year to year, and could vary significantly among executive officers. The Company’s Compensation Committee intends to continue to follow this approach in the future and be guided by the same principles. Stock-based awards also continue to be a part of the overall compensation for the Company’s executive officers, and are intended to further incentivize, as well as reward, the executive officers.

Base Salary

The Compensation Committee determined salaries for fiscal 2002 for all executive officers at its meeting on January 21, 2002. In determining the base salary of the executive officers, the Compensation Committee examined both competitive and qualitative factors relating to corporate and individual performance. In many instances, assessment of qualitative factors necessarily involved a subjective assessment by the Committee. In determining salaries for executive officers for fiscal 2002, the Compensation Committee relied on the evaluation and recommendations by Mr. Keible of each officer’s responsibilities for fiscal 2002 and performance and accomplishments during fiscal 2001, with the final determination of compensation for each executive officer being determined by the Compensation Committee. In making its determinations, the Compensation Committee utilizes the Radford Executive survey, which provides a comparison of salaries of the Company’s executive officers to salaries listed for executive officers of companies that are comparable in geographic location, size and industry.

Bonuses

On the basis of goals relating to the Company’s financial performance and achievement of certain corporate goals, the Company’s Compensation Committee, establishes bonus targets for each officer of the Company at the

1
This Section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

beginning of each fiscal year. Based on the attainment of corporate goals and analysis of individual officers’ contributions during the fiscal year, the Compensation Committee determines final year-end bonuses, as appropriate, for the Company’s executive officers following the end of the Company’s fiscal year.

Stock option grants to purchase 3,656,359 shares of the Company’s common stock were made with respect to the Company’s fiscal 2001 year. Of that amount, option grants to purchase 719,670 shares were awarded to the Named Executive Officers.

Chief Executive Officer Compensation

In general, the factors utilized in determining Mr. Keible’s compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs; however, a significant percentage of his potential earnings was and continues to be subject to consistent, positive, long-term performance of the Company.

Long Term Incentives

The Company uses the 2000 Equity Incentive Plan to further align the interests of stockholders and management by creating common incentives based on the possession by management of a substantial economic interest in the long-term appreciation of the Company’s stock. In determining the number of stock options to be granted to an executive officer, the Committee takes into account the officer’s position and level of responsibility within the Company, the officer’s existing equity holdings, the potential reward to the officer if the stock appreciates in the public market, the incentives to retain the officer’s services for the Company, the competitiveness of the officer’s overall compensation package and the performance of the officer. Based on a review of this mix of factors, in fiscal 2001 the Committee granted incentive stock options to the Named Executive Officers of the Company as follows: Mr. Keible (166,810 shares), Ms. Biagini (181,240), Mr. Dodson (73,840 shares), Mr. Mikulsky (190,550 shares) and Mr. Bybokas (31,240 shares). In addition, options were granted to the Named Executive Officers in connection with the option exchange program, as described below.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee has determined that stock options granted under the Company’s 2000 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company’s Common Stock on the date of grant shall be rated as “performance-based compensation.”

Option Exchange Program Information

The Company believes a cornerstone of its success has been the retention and motivation of its employees through the Company’s long-term incentive program, which includes the 2000 Equity Incentive Plan. Many of the outstanding options under the 2000 Equity Incentive Plan, however, had exercise prices that were significantly higher than the then current market price of the Company’s Common Stock. Accordingly, these options no longer provided the intended long-term incentive and the Company determined it was appropriate to offer an exchange program.

In September 2001, the Company instituted an option exchange program whereby all employees were given the option to cancel certain previously granted options in exchange for newly granted options on a one-to-one basis (the “Program”). On October 26, 2001, the Company granted under the 2000 Equity Incentive Plan options representing 30% of the cancelled options (the “Short-Term Options”) to those employees who elected to participate in the Program (the “Participants”). On April 26, 2002, the Company will grant under the 2000 Equity Incentive Plan options representing 70% of the cancelled options (“New Options”) to those Participants who are still employed by Endwave on April 26, 2002. All options granted under the Program have an exercise price equal to the market price of the Company’s Common Stock on the date of grant. One-twelfth of the Short-Term Options vest each month after the date of grant. The Short-Term Options are not exercisable until six months after the date of grant and expire 18 months after the date of grant. All options granted under the Program, other than Short-Term Options, vest ratably on a quarterly basis over a four-year period and have a term of ten years.

Robert D. Pavey (Chairman)	Carol Herod Sharer

Report of the Audit Committee of the Board of Directors(2)

The Audit Committee of the Board of Directors of Endwave Corporation is composed of three independent directors appointed by the Board of Directors (each of which is independent under applicable NASD rules) and operates under a written charter adopted by the Board of Directors in fiscal 2001. The members of the Audit Committee in 2001 were Dr. Lohrasbpour (Chairman of the Committee), Mr. Pavey and Mr. Winn. The Audit Committee recommends to the Board of Directors the selection of the Corporation’s independent auditors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s annual report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2001.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended the selection of the Company’s independent auditors.

Esfandiar Lohrasbpour (Chairman)	Robert D. Pavey
Edward C.V. Winn

(2)
This Section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PERFORMANCE MEASUREMENT COMPARISON(3)

The following graph shows the value as of the Company’s most recent fiscal year end of an investment of $100 in cash on October 16, 2000, the first day of regular trading on Nasdaq of (i) the Company’s Common Stock, (ii) the Nasdaq Stock Market Index (U.S. Companies) and (iii) the Nasdaq Telecommunications Index. All values assume reinvestment of the full amount of dividends paid, if any, and are calculated daily as of the end of each trading day:

Endwave Corporation
Proxy Performance Graph
For the Fiscal Year ended 12/31/01

[GRAPH]

•	$100 invested on 10/16/00 in stock or index
•	Fiscal year ended December 31, 2001

(3)
This Section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

Indemnification

The Company’s By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by Delaware law. The By-Laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

Transactions with TRW

In connection with the Company’s merger with TRW Milliwave in March 2000, Endwave also entered into the agreements with TRW described below.

The Company entered into a supply agreement, which provides for the purchase from TRW of specified gallium arsenide wafers. The supply agreement provides for discounted per wafer pricing for the Company when the Company orders specified levels of these gallium arsenide wafers and provides for increased pricing when it orders less than that volume of wafers. The quantities and prices specified are quarterly amounts and the prices, both discounted and standard pricing, decrease throughout the life of the contract. In the year ended December 31, 2001, the Company purchased wafers from TRW under this agreement for an aggregate amount of $11.6 million.

The Company also entered into a services agreement for the provision of technical support related to the development and production of products by the Company incorporating TRW-produced devices, which also includes licensed rights to related later developed intellectual property. In the year ended December 31, 2001, the Company incurred no expenses under this agreement.

The financial terms of each of the Company’s supply and services agreements with TRW are at least as favorable as would have been gained in arms length negotiations with an unrelated third party.

In March 2000, the Company also entered into three agreements with TRW to provide RF subsystems in fulfillment of two agreements between TRW and Nokia, and one agreement between TRW and Nortel Networks. One of TRW’s agreements with Nokia, and TRW’s agreement with Nortel Networks were terminated as of December 31, 2000, as well as the Company’s corresponding agreements with TRW. As of December 31, 2001, the Company had one remaining agreement with TRW relating to a development agreement between TRW and Nokia. All obligations under TRW’s agreement with Nokia, and the Company’s corresponding agreement with TRW were complete in January 2002. These agreements with TRW which corresponding to TRW’s agreements with Nokia and Nortel Networks contained warranty and product liability provisions relating to products delivered by the Company to Nokia and Nortel Networks under the Company’s agreements with TRW. In the year ended December 31, 2001, the Company recognized no revenues attributable to the TRW agreement relating to Nokia.

In connection with the above agreements, the Company entered into a license agreement providing for the use of TRW intellectual property in products the Company produced for Nokia and Nortel Networks pursuant to the Company’s agreements with TRW relating to these customers as described above.

In December 2001, the Company entered into an agreement with TRW to repair RF subsystems previously supplied by TRW to one of its customers (Nokia). This agreement terminates on completion of the repair of all units requiring repair. In the year ended December 31, 2001, the Company recognized revenues of approximately $52,000 attributable to this agreement.

For additional details about the Company’s existing agreements with TRW, see “Business—TRW Relationship” contained in the Company’s Registration Statement on Form S-1 effective on October 16, 2000.

Other Transactions

In March 2002, the Company entered into a separation agreement with Mr. Bybokas. Pursuant to the agreement, the Company has agreed to make severance payments totaling $90,000 and to accelerate the vesting on certain options held by Mr. Bybokas, in accordance with the officer retention plan, described in further detail in “Executive Compensation—Employment Agreements.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Endwave stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you are subject to “householding” and wish to receive a separate copy of this proxy statement, direct your written request to Endwave Corporation, Gary Gray, 990 Almanor Avenue, Sunnyvale, CA 94085 or contact Gary Gray at (408) 522-3100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By	Order of the Board of Directors

Jul	ianne M. Biagini
Co	rporate Secretary

April     , 2002

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 is available without charge upon written request to: Investor Relations, Endwave Corporation, 990 Almanor Avenue, Sunnyvale, CA 94085.

PROXY

                               ENDWAVE CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     For The Annual Meeting of Stockholders
                             To be held May 31, 2002

         The undersigned hereby appoints Edward A. Keible, Jr. and Julianne M.
Biagini, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Endwave
Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endwave Corporation to be held at the corporate headquarters of Endwave Corporation in Sunnyvale, California, on Friday, May 31, 2002 at
10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR
THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3, AS MORE
SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE
INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                           (continued on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR          THE BOARD OF DIRECTORS RECOMMENDS     Please mark   [X]
THE NOMINEES FOR DIRECTOR LISTED BELOW.               A VOTE FOR PROPOSALS 2 AND 3.         your votes as
                                                                                            indicated in
                                                                                            this example

1.  To elect two directors to hold office until the 2005      2. To approve an           3. To ratify the
    Annual Meeting of Stockholders.                              amendment to the           selection of Ernst &
                                                                 Company's Amended and      Young LLP as
 [ ]   FOR the nominees   [ ]  WITHHOLD AUTHORITY to             Restated Certificate       independent public
       listed below            vote for the nominees listed      of Incorporation to        accountants of the
       (except as              below.                            effect a stock             Company for its fiscal
       indicated to the                                          combination pursuant       year ending December
       contrary below).                                          to which every ___         31, 2002.
                                                                 shares of outstanding
                                                                 Common Stock would be
                                                                 reclassified into one
                                                                 share of Common Stock.

Nominees:         Randolph Blotky                                FOR   AGAINST  ABSTAIN   FOR   AGAINST   ABSTAIN
                  Robert D. Pavey
                                                                 [ ]     [ ]     [ ]      [ ]     [ ]       [ ]

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

-------------------------------------------------------------

-------------------------------------------------------------

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated: _______________________ , 2002

____________________________________

____________________________________
           Signature(s)

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.